FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Tolbert                         John                David
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     (Last)                          (First)             (Middle)

     345 S. High Street, Suite 201
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                                    (Street)

     Muncie                            IN                47305
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     (City)                         (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Jarden Corporation (JAH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     November 7, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Vice President, Human Resources and Administration
     --------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Law)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                            2.                                   Securities Acquired (A) or      Beneficially   ship
                            Trans-     2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            action     Deemed       Transaction  (Instr. 3 and 4)                Following      (D)       Nature of
                            Date       Execution    Code         ------------------------------- Reported       Direct    Indirect
1.                          (Month/    Date, if     (Instr. 8)                   (A)             Transactions   or (I)    Beneficial
Title of Security           Day/       any (Month/  ------------                 or              (Instr. 3      Indirect  Ownership
(Instr. 3)                  Year)      Day/Year)     Code     V      Amount      (D)    Price    and 4)         (Instr.4) (Instr.4)
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
Common Stock                11/7/02                   M              1,000        A     $9.81     8,690            D
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

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   ion      action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action   Date,    Code     of (D)        (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     if Any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4, and 5)     Date     Expira-            Number  ity     actions   (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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Stock        $9.81   11/7/02            M              1,000    (1)    3/17/04  Common     1,000                0     D
Options                                                                         Stock
(Right
to Buy)
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Stock       $11.13                                              (1)    3/16/05  Common     1,500            1,500     D
Options                                                                         Stock
(Right
to Buy)
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Stock       $10.63                                              (1)    3/11/06  Common     1,500            1,500     D
Options                                                                         Stock
(Right
to Buy)
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Stock       $10.75                                              (1)    3/20/07  Common     3,000            3,000     D
Options                                                                         Stock
(Right
to Buy)
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Stock        $6.25                                              (1)    12/21/10 Common     3,750            3,750     D
Options                                                                         Stock
(Right
to Buy)
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Stock        $5.48                                              (2)    9/24/11  Common    30,000           30,000     D
Options                                                                         Stock
(Right
 to Buy)
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Stock       $19.35                                              (3)    7/2/12   Common    30,000           30,000     D
Options                                                                         Stock
(Right
to Buy)
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

(1)  Presently exercisable.

(2) Exercisable in four equal annual installments beginning on September 24, 2002.

(3)  Exercisable in four equal annual installments beginning on July 2, 2003.

(4) The securities covered by this statement reflect a 2-for-1 stock split of the issuer's common stock having a record date of May 20, 2002.



*If the Form is filed by more than one reporting person, See Instruction
4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


  /s/ John David Tolbert                 November 8, 2002
  -----------------------------------    ----------------
  **Signature of the Reporting Person    Date